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                                                                     EXHIBIT 23
                       CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under "Item 6. Selected Financial Data" and to the incorporation by reference in the Registration Statements (Form S-8 No. 33-17642, Form S-8 No. 33-45131, Form S-8 No. 33-45132, Form S-8
No. 33-62863, Form S-8 No. 33-64860, Form S-8 No. 33-72494, Form S-8 No.
33-77586, Form S-8 No. 33-77590, Form S-3 No. 33-85898 and Form S-8 No.
333-28009) of InterVoice, Inc. subsidiaries of our report dated April 2, 1997, except for Note F, for which the date is April 9, 1997, with respect to the consolidated financial statements and schedule of InterVoice, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended February 28, 1997, as amended, included in this Form 10-K/A.



                                                        ERNST & YOUNG LLP



Dallas, Texas
June 9, 1997